Exhibit 5.1

JONES DAY

222 EAST 41ST STREET • NEW YORK, NEW YORK 10017

TELEPHONE: (212) 326-3939 • FACSIMILE: (212) 755-7306

MARCH 9, 2007

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Re:	1,000,000 Shares of Common Stock of International Coal Group, Inc. Issuable Pursuant to the International Coal Group, Inc. Director Compensation Plan

Ladies and Gentlemen:

We are acting as counsel for International Coal Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 1,000,000 shares of common stock, $0.01 par value, of the Company (the “Plan Shares”) pursuant to the International Coal Group, Inc. Director Compensation Plan (the “Plan”).

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Plan Shares have been duly authorized and, when issued and sold in accordance with the Plan against payment in consideration therefor, will be validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

JONES DAY

March 9, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Plan Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day
Jones Day